EXHIBIT 99.4

JACKSON FUND SERVICES
FIDELITY BOND COVERAGE REQUIREMENTS
Determination Date:  12/31/06


                                TOTAL ASSETS             MINIMUM AMOUNT OF BOND
                              (as of 12/31/06)             FOR JOINT COVERAGE

 JNL Series Trust             $ 12,370,995,060               $2,500,000 (1)
 JNL Variable Fund I            10,283,022,922                2,500,000 (1)
 JNLNY Variable Fund I             167,855,685                  600,000
 JNL Investors Series Trust        335,540,678                  750,000

                                        TOTAL                $6,350,000

                        CURRENT BOND COVERAGE                $7,000,000

                              EXCESS COVERAGE                $  650,000

(1)  Maximum coverage required.